Exhibit 4.2
FIRST AMENDMENT TO RIGHTS AGREEMENT
FIRST AMENDMENT (this “Amendment”) dated as of October 16, 2006, to the RIGHTS AGREEMENT, dated as of May 24, 2000 (the “Rights Agreement”), between JLG INDUSTRIES, INC., a Pennsylvania corporation (the “Company”), and AMERICAN STOCK TRANSFER AND TRUST COMPANY, a New York corporation (the “Rights Agent”).
RECITALS
     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement (capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Rights Agreement);
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if the Company so directs, from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof without approval of any holders of certificates representing shares of Company Common Stock;
     WHEREAS, the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement (as defined below); and
     WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend the Rights Agreement as follows:
     (a) Amendment to Section 1. The following text is added at the end of the definition of “Acquiring Person” in Section 1 of the Rights Agreement:
“Notwithstanding anything in this Agreement to the contrary, none of Parent or Merger Sub or any of their Affiliates or Associates shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Company Common Stock pursuant to the Merger or the Merger Agreement.”
     (b) The following definitions are added to Section 1 of the Rights Agreement in the appropriate alphabetical order:

“Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of October 15, 2006, among Parent, Merger Sub and the Company, as the same may be amended from time to time.

“Merger” shall have the meaning assigned to such term in the Merger Agreement.

“Merger Sub” shall mean Steel Acquisition Corp., a Pennsylvania corporation, and a wholly owned subsidiary of Parent.

“Parent” shall mean Oshkosh Truck Corporation, a Wisconsin corporation.
     (c) Amendment to Section 3(a). The following text is added at the end of Section 3(a) of the Rights Agreement:
“Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date nor Distribution Date shall occur by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Company Common Stock pursuant to the Merger or the Merger Agreement.”
     (d) Amendment to Section 7. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“(a) Prior to the earliest of (i) the Close of Business on the tenth anniversary hereof (the “FINAL EXPIRATION DATE”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof and (iii) the date and time immediately prior to the Effective Time of the Merger (the earliest of (i), (ii) and (iii) being the “EXPIRATION DATE”), the registered holder of any Rights Certificate may, subject to the provisions of Sections 7(e) and 9(c) hereof, exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to exercise and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together (if applicable) with payment of the aggregate Purchase Price (as hereinafter defined) for the number of shares of Company Common Stock (or, following a Triggering Event, Other Consideration, as the case may be) for which such surrendered Rights are then exercisable.”
     (e) Section 11(a)(ii) of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, this Section 11(a)(ii) shall not apply to and a Section 11(a)(ii) Event shall not be deemed to have occurred by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Company Common Stock pursuant to the Merger or the Merger Agreement.”
     (f) Section 13 of the Rights Agreement is amended by adding the following provision at the end thereof:
"(g) Notwithstanding the foregoing or anything in this Agreement to the contrary, this Section 13 shall not apply to, and a Section 13 Event shall not be deemed to have occurred by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Company Common Stock pursuant to the Merger or the Merger Agreement.”
     Section 2. Full Force and Effect. This Amendment shall become, and be deemed to be, effective immediately prior to the execution and delivery of the Merger Agreement. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.
     Section 3. Governing Law. This Amendment for all purposes shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed entirely in such Commonwealth.
     Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     Section 5. Authority. Each party represents that such party has full power and authority to enter into this Amendment and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.
     Section 6. Severability. If any term, provision, covenant or restriction of this Amendment or applicable to this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS,WHEREOF, the Company has caused this Amendment be duly executed as of the day and year first above written.

JLG INDUSTRIES, INC.

By:	/s/ William M. Lasky

Name: William M. Lasky
Title: Chairman and Chief Executive Officer

By:	/s/ Thomas D. Singer

Name: Thomas D. Singer
Title: Senior Vice President and General Counsel

Acknowledged and Approved by:

AMERICAN STOCK TRANSFER AND TRUST COMPANY, as Rights Agent

By:	/s/ Herbert J. Lemmer

Name: Herbert J. Lemmer
Title: Vice President

By:	/s/ Susan Silber

Name: Susan Silber
Title: Assistant Secretary